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PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

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Enercorp, Inc.

32751 Middlebelt Rd., Suite B, Farmington Hills, Michigan 48334

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENCP

Enercorp,  Inc.

Since 1978

32751 Middlebelt Rd. Suite B, Farmington Hills MI 48334-1726

(248) 851.5651.tel ; (248) 851.9080.fax

       January 21, 2005

Dear Enercorp Shareholder:

The February 1, 2005 Annual Meeting of Shareholders is only a few days away.  The Board of Directors of Enercorp again urges you to reject George Burmann’s Hostile Takeover Attempt and to vote the White Proxy Card (with Pink Stripe) in favor of Enercorp Nominees.

STAKES ARE HIGH – THE CHOICE IS CLEAR

The future of your Company and the value of your investment are at stake. We urge you to act now to protect the value of your shares by voting for the existing Board nominees. Please Name, Sign and Return the enclosed WHITE proxy card. Please discard any blue proxy cards that you may have received from Burmann.  Only the latest signed proxy card will be counted for voting.

Please return your WHITE PROXY CARD via fax to 248-851-9080

and mail the original to Enercorp:

 Enercorp, Inc

Contact: Bill McMaster, CCO

32751 Middlebelt Rd., Suite B

Tel:  248-851-5651

Farmington Hills, MI 48334

Fax: 248-851-9080

The Board of Directors Believes George Burmann is NOT to be trusted

Enercorp had come off a bad experience, having made a deal with Burmann, Wen and Johnson when, in April, May and June 2001, they had come in and offered Enercorp $3,800,000 [LATER REDUCED TO $3,300,000] to purchase 80% control and to take over management.    The Burmann group actually did take over management, came up with only $300,000, but not raise the balance of  the $3,300,000 under Terms and Conditions of  Subscription Agreements of May and September 2001.  The Burmann, Wen and Johnson group resigned in December 2001;  they announced they couldn’t perform;  and,  the deal was cancelled and a general release was formally executed.

Enercorp needed a plan, some financing and good solid leadership. I trust you’ve read Enercorp’s Proxy and its 2004 Annual Report.  Enercorp had arranged to sell $325,000 of equity of common stock at the Net Asset Value.  In July 2004, Burmann had offered to purchase 450,000 shares of the common stock of Enercorp ... with voting rights at the Annual Meeting, then scheduled for September 10,  2004 … at thirty (30) cents per share for a total of $150,000 [not enough to pay off the debts of the company], or fifty eight (58) cents below the NAV.  According to BDC regulations, that transaction would  clearly have been illegal, so Enercorp said “NO.”

While in the process of executing this plan to raise operating capital in order to nurture the four or five investments that Enercorp had held in its investment portfolio for many years, and hopefully to make one or two additional investments, Enercorp was inexplicably attacked by the same group that had failed in 2001-2002.  The Burmann group, without Jack Wen, sued Enercorp.  At great expense of both time and cash, the company has been defending Enercorp for the benefit of the shareholders.  None of Enercorp’s Directors own any shares of Enercorp stock and they are solely interested in the benefit of all the shareholders.

How can you believe that George Burmann and his slate of Directors will act in YOUR best interest --

after their  STRING  OF  BIG-TIME FAILURES?

Enercorp learned that Johnson, Wen and Burmann had a string of big-time failures behind them.  Johnson had been CFO of Vector Aeromotive [Car] [now DDNY], an exotic sportscar, which we understand Burmann had helped underwrite while a stockbroker at Blinder Robinson in Denver – the SEC put that firm out of business and 2 partners were sent to prison.  We learned that Vector Aeromotive lost over $50,000,000.  Writer Paul Negyesi said of Vector: “it failed primarily because” … “Weigert hired morons to just answer yes to him and never improve the car.”  The remains are now known as Dark Dynamics, Inc. [DDNY]. Vector has NOT held a shareholders meeting in the past seven years, since 1997.

Johnson had also been at PCC Group, Inc. [PCCG] as CFO.   Burmann had been the financier, the financial advisor, and Wen was the Chief Operating Officer.  PCCG raised money in a public offering in August 2000, then PCCG inexplicably went out of business in November 2000.  It was taken over by a receiver who liquidated the company -- refer to Southern District of California, County of Los Angeles, San Diego case No. KC 034461.  The last SEC report from Wen and PCCG was an 8K dated November 21, 2000. There was never another report to the shareholders about what happened to their millions of dollars.  The receiver concluded that there was “fraud,” among the management, among the customers, and among the vendors.  Investors in PCCG lost $27 million of market cap from mid 1998 to November 2000.  That company lost money almost every year. We suggest you read the reports from PCCG filed with the SEC – a clear case of “pump and dump.” PCCG has not held a shareholders meeting in the past 5 years, not since June 2, 2000. The shareholders have received no information since November 21, 2000 … none.  Investors bought stock for another year… devoid of any information. Over $1,000,000 of shareholders money GONE.  Who sold those shares to new investors? There have been NO shareholders meetings held in the past five (5) years, NONE since 2000.

Enercorp also learned that Johnson, while CFO of Enercorp in 2001, had been simultaneously the CFO of a giant loser Business Development Company (BDC), Broadleaf Capital Partners [BDLFE].  The salaries by the top three executives of Broadleaf hit $300,000 per year …  Broadleaf had huge losses while Broadleaf was losing $15,000,000, had over $3,000,000 negative net worth, and was operating under a “going concern opinion” for many years.      Don Johnson was at Broadleaf Capital Partners in the position of CFO as late as 2002. He ran for reelection as CFO and Director on March 11, 2002.   BDLFE has NOT held an Annual Meeting of Shareholders for the past three (3) years … NONE since March 11, 2002.

We understand that Burmann has been involved in many “pump and dump” schemes over the past  twenty (20) years, including activity in such companies as  PCC Group [PCCG], Broadleaf Capital Partners (BDLFE), Vector Aeromotive [VCDL] its name later changed to Dark Dynamics Inc. [DDNY], Torpedo Sports (TPDO), and Imaginon [IMGI].

Your Current Board of Directors is Comprised Of Successful People

With Outstanding Business Backgrounds

After the withdrawal from Enercorp of the Burmann-Wen-Johnson group in January 2002, Enercorp then brought in three successful, experienced corporate executives and business people: James C. Sargent, Salvatore M. Parlatore and Jeffrey E. Rautio.  Tom Itin had acted as an Interim Chairman while putting together this management team and he has recollection of significant historical information.

James Sargent’s background includes: five years as a Commissioner of the United States Securities and Exchange Commission; former Regional Administrator of the New York Regional Office of the US SEC; successful lawyer in New York City practicing corporate and securities law for many years; teacher of securities law at the University of Virginia Law School for 25 years; head of the Practicing Law Institute seminars on securities law; and, currently serving on the Board of Directors of Bramwell Growth Mutual Fund and on the Board of Directors of a small technology company.

Jeffrey Rautio is a businessman, currently General Manager of Beitman Eye Institute, a $5 million Lasik Eye Surgery Center in Michigan which is highly profitable and well organized.   For several years, Jeff was on the staff and a manager at Henry Ford Hospital – West Bloomfield branch.  He served as Chairman of two Optometric Continuing Education Programs and managing fiscal responsibilities for the HMO-based practice.  From 1991-1999, he was Team Optometrist for the Detroit Lions providing all eye care for players, coaches and staff as well as providing advanced training in ocular injuries and managing on-field ocular emergencies.  He has significant broad business management experience in medical services and management, franchise operations, software systems for internet-based reservations for golf tee times,  and sports fields.   He earned a BS-OD at Ferris State in Michigan.

Salvatore Parlatore is a product manager at Whirlpool.  In January, a story in the Wall St. Journal featured the Kenmore line of home appliances, which products are Sal’s main charge during the Kenmore Sears Whirlpool plunge into upscale products to be marketed in novel, informative, homelike settings. Earlier, he was employed in hospitality design, building appraisal, renovations and purchasing services by Gettys in Chicago.   Sal’s MBA studies at University of Illinois at Urbana/Champaign included a minor in Information Technology which built on his prior years’ experience in the software / hardware website and internet.  His BS in Business was earned at Cornell University.

Enercorp has made solid investments and will continue the course

Enercorp, on the other hand, has been on the business scene since 1983.  As a BDC, Enercorp has made several good investments, made many mediocre investments, and survived several failures.

Enercorp’s investment portfolio contained five (5) solid investments at the beginning of 2001.  It sold stock of Williams Controls, Inc., of which corporation Itin had been Founder and Chairman of the Board.  Enercorp had invested, in 1989 and the early 1990s, approximately $400,000. Williams Controls’ stock was sold by Enercorp in 2001 for $2,500,000, realizing over $1,500,000 profit, a significant gain in a short period.

Enercorp had purchased Compusonics Video Corporation [CPVD] [www.cpvd.com] stock in the early 1980s.  CPVD had languished for many years and had tried a few different approaches, including an HDTV software concept which didn’t materialize due to lack of adequate funding.  Enercorp put together the TreeSoft deal and brought in a 20-year successful German software company [treesoft.de] [treesoft.info].

George Burmann had recommended the TreeSoft company to CPVD and had played a role as an investment banker with TreeSoft, in the past.  Burmann also received CPVD stock to sell and funds for such sales of CPVD stock, under contract with Target Holding BV, into a brokerage account at GunnAllen Financial, from which, the founder of the Target Holding BV brokerage account now claims, Burmann misappropriated funds.  That matter is the subject of developing, imminent litigation.

Ajay Sports Inc. [AJAY and AJAYP] is a public company, some of whose shares Enercorp purchased in 1989.  Ajay did well in the mid 1990s, then the company came under the influence of competition from the Pacific Rim, Asia, and China when most US companies manufacturing abroad or importing products were circumvented by the Big Box stores “going direct” ---- namely, K-Mart and WalMart, Ajay’s biggest long-time customers of sporting goods including items such as golf gloves, golf clubs and golf bags.

At that point, Ajay saw its business disappearing.   Ajay bought Pro Golf of America, Inc. which had been founded in 1962  in the Detroit area,  a company now with a  commendable  history  over 40 years,

43 years in fact, profitable every year -- both before and after being purchased by Ajay, through subsidiary Pro Golf International, Inc.

Recent years have been challenging ones for the golf industry, however, Pro Golf added and opened 20 new franchise golf retail stores last year, 2004, and Pro Golf is contracted to add eight (8) additional new franchise stores to open early in 2005.   During the entire year 2005, Pro Golf projects adding 24 to 30 additional new stores.   In 2003, Pro Golf added 14 new stores so there is evidence of upturn and solid growth.   Pro Golf University enjoys training entrepreneurial franchisees in these growing enrollments.

Ajay-Pro Golf Websites:

www.progolf.com

www.progolfamerica.com

www.PalmSpringsCountryClub.com

Protect Value of Your Investment and Future of Your Company

When Enercorp came under attack from George Burmann and his dissidents, Burmann’s actions forced the cancellation of the $325,000 equity raise and forced that $325,000 to become secured debt (to satisfy demands of disgruntled new investors who had subscribed, in isolated transactions, for preferred shares with voting rights convertible to common shares), which clearly disrupted the plan Enercorp had begun to execute.

Burmann had first proposed, in his first proxy, that he and another member of the Board of Directors of PCC Group [George Rodda] and Don Johnson [former CFO of PCCG] would run Enercorp.  At this time, your Board of Directors had learned of the business practices of Burmann and rejected his Management group out of hand as well as those of Johnson.

Enercorp Management therefore urges shareholders to reject this takeover effort of Burmann.  Burmann put together a group of three or four of his investor clients who bought up a block of  Enercorp stock.  We believe Burmann’s group wishes to take over the company for their own gain, and then would attempt to sell the empty shell for $300,000-$500,000, which would inure to their benefit, the promoters, not to that of the shareholders.

Other than a potential sale of an empty shell company , Enercorp sees no successful potential plan or business pattern, whatsoever, in the change of management as proposed by Burmann.  On the contrary, we see the Burmann group as capable of losing vast quantities of shareholder dollars -- your dollars.

YOUR VOTE IS IMPORTANT.

Please act urgently.

Please name, sign, date, write the time of day you sign,

and FAX BACK the enclosed WHITE (with Pink Stripe) PROXY CARD to 248-851-9080,  Attn: Majlinda Xhuti, CFO.

ALSO:  please mail the original WHITE proxy card to the address in the letterhead.

Thank you for your continued trust and support.

Sincerely,

Enercorp, Inc.

/s/ James C. Sargent

Chairman, President,

CEO & COO